SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2013

MercadoLibre, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Arias 3751, 7th Floor
Buenos Aires, C1430CRG, Argentina
(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:  011-54-11-4640-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2013, Martin de los Santos, a Class II director of MercadoLibre, Inc. (the “Company”), provided written notice to the Board of Directors (the “Board”) of the Company of his decision to resign from the Board and from each committee of the Board on which he served, effective immediately.  Mr. de los Santos served as a member of the Company’s Audit Committee and Compensation Committee at the time of his resignation. Mr. de los Santos indicated in his notice to the Board that his resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Subsequent to his resignation, Mr. de los Santos will join the Company as its Vice President of Finance.

On March 5, 2013, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board unanimously approved the appointment of Meyer Malka as a Class II director of the Company, effective immediately. Mr. Malka has also been appointed to serve as a member of the Company’s Audit Committee.

Meyer “Micky” Malka Rais, 38, is the managing partner at Ribbit Capital, a venture capital fund focused on investing in innovative companies in the financial services sector, a position he has held since May 2012. Mr. Malka has more than twenty years of experience building and investing in technology and financial services across three continents.  Mr. Malka is the co-founder and current chairman of Lemon, Inc., an online financial service enabling individuals to access a virtual wallet online and track and manage their expenses.  He currently serves on the board of Wonga, a company offering loans that emphasize transparency, speed, convenience and flexibility. Mr. Malka also currently serves on the boards of Peixe Urbano, the first and largest Latin American local e-commerce company, MECK, Ltd., a private investment firm based in Santiago, Chile, where he was a founding partner, and Revista Climax, a Venezuelan magazine.

In 1991, at the age of 18, Mr. Malka co-founded Heptagon Group, a securities and investment broker dealer servicing the Venezuelan and U.S. markets, where he served as Chief Operating Officer. In 1998, Mr. Malka developed the online brokerage Patagon, which became Latin America’s first comprehensive Internet based financial services portal and dealer until its acquisition in March 2000 by the Spanish bank Banco Santander. Mr. Malka then served as the interim CEO for OpenBank, an online bank in Spain and Germany. In 2003, he co-founded Banco Lemon, a Brazilian retail bank serving the underbanked population, which went on to become one of the largest private microfinance institutions in Brazil until 2009 when it was acquired by Banco do Brasil, Latin America’s largest bank.  In July 2008, Mr. Malka co-founded and was Co-CEO of Bling Nation, a Palo Alto-based mobile payments company until July  2011 when it evolved into Lemon Inc., where he currently serves as Chairman. In May 2011, Mr. Malka co-founded Banco Bracce, a Brazilian financial banking institution specializing in lending for mid-sized companies in Brazil, where he serves as Director.

Mr. Malka graduated with a degree in economics from the Universidad Católica Andrés Bello in Caracas, Venezuela in 1996 and currently resides in Palo Alto, California.

The Board has determined that Mr. Malka qualifies as independent in accordance with the listing requirements of the Nasdaq Stock Market LLC and the Company’s Corporate Governance Guidelines. There were no arrangements or understandings pursuant to which Mr. Malka was elected as a director, and there are no related party transactions between the Company and Mr. Malka reportable under Item 404(a) of Regulation S-K.

For his services as an independent director, Mr. Malka will receive the same fees and compensation as other independent directors for similar services. A description of the fees and compensation paid to independent directors of the Company (the “Director Compensation Program”) is set forth under the section entitled “Compensation of Directors” in the Company’s 2012 proxy statement filed on April 26, 2012, which section is incorporated by reference herein. Mr. Malka’s fees and compensation for the period March 5, 2013 to June 13, 2013 will be prorated under the Director Compensation Program based on the partial service period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)
Date: March 7, 2013	By:	/s/ Pedro Arnt
Pedro Arnt
Executive Vice President and Chief Financial Officer